NEWS RELEASE

Cliffs Natural Resources Inc. Board Elects New Director
Stephen M. Johnson to Join Company’s Board

CLEVELAND – Sept. 30, 2013 – Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) announced today that its Board of Directors has elected Stephen M. Johnson, 62, chairman, president and chief executive officer of McDermott International, Inc. to Cliffs Board. The appointment is effective Oct. 1, 2013. He will be a member of the Board’s Audit Committee and the Governance and Nominating Committee. With the addition of Mr. Johnson, Cliffs’ Board will be comprised of a total of 11 directors.

James Kirsch, Cliffs’ chairman of the Board, said, “I am pleased that Steve is joining Cliffs’ Board. He is a proven leader and brings forth exceptional experience with large international construction projects. Steve’s strategic counsel will be important to our board as we execute future expansion and growth plans.”

Mr. Johnson began his engineering career in the construction industry when he joined Fluor Corporation, an international engineering, procurement, construction, maintenance (EPCM), and project management firm in 1973. He spent nearly a decade working on major oil and gas projects in various project management leadership roles. By 1989, Mr. Johnson was appointed director of project operations whereby he was responsible for overseeing several major international projects in the energy, chemicals, and commercial construction sectors. Over the next decade, he held several senior executive positions which involved leading a business operation in Alaska, a new business role for its infrastructure business, and corporate senior vice president responsible for global development, marketing and strategic planning.

In 2001, Mr. Johnson joined Washington Group International as senior executive vice president and had oversight for six business units. He worked closely with the company’s board of directors on business development and strategic issues. He was instrumental in turning around the business that was eventually sold.

In early 2009, Mr. Johnson joined McDermott International, Inc. as its president and chief operating officer. In 2010, he was promoted to his current role as president and executive officer, and assumed the chairman of the Board role in May 2011. In 2010, the company spun off Babcock & Wilcox to its shareholders. Today, Mr. Johnson leads the $3.6 billion engineering, procurement, construction and marine installation business that is focused on executing complex offshore oil and gas projects worldwide. McDermott International, Inc. operates in 20 countries with 14,000 employees.

Mr. Johnson received a Bachelor of Science in Engineering from Texas A&M University. He previously served as Chairman of the Engineering & Construction Industry Risk Institute (ECRI). ECRI is an international industry group focused on the management of risk on capital projects.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs’ products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsIR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:
Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316

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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH
44114-2544